EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CB FINANCIAL SERVICES, INC.

AND

FEDFIRST FINANCIAL CORPORATION

DATED AS OF

APRIL 14, 2014

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
ARTICLE II THE MERGER		9
2.1	Merger	9
2.2	Closing; Effective Time	9
2.3	Articles of Incorporation and Bylaws	9
2.4	Directors of the Surviving Corporation	9
2.5	Effects of the Merger	10
2.6	Tax Consequences	10
2.7	Possible Alternative Structures	10
2.8	Bank Merger	10
2.9	Absence of Control	10
ARTICLE III CONVERSION OF SHARES		11
3.1	Conversion of FedFirst Common Stock; Merger Consideration	11
3.2	Election Procedures	12
3.3	Procedures for Exchange of FedFirst Common Stock	14
3.4	Stock Options and Other Stock-Based Awards	16
3.5	Reservation of Shares	16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FEDFIRST		16
4.1	Standard	17
4.2	Organization	17
4.3	Capitalization	18
4.4	Authority; No Violation	18
4.5	Consents	19
4.6	Financial Statements	19
4.7	Taxes	20
4.8	No Material Adverse Effect	21
4.9	Material Contracts; Leases; Defaults	21
4.10	Ownership of Property; Insurance Coverage	22
4.11	Legal Proceedings	23
4.12	Compliance with Applicable Law	23
4.13	Employee Benefit Plans	24
4.14	Brokers, Finders and Financial Advisors	27
4.15	Environmental Matters	27
4.16	Loan Portfolio	28
4.17	Related Party Transactions	29
4.18	Deposits	29
4.19	Board Approval	30
4.20	Risk Management Instruments	30
4.21	Fairness Opinion	30
4.22	Intellectual Property	30
4.23	Duties as Fiduciary	30
4.24	Employees; Labor Matters	31
4.25	FedFirst Information Supplied	31
4.26	Securities Documents	31
4.27	Internal Controls	32
4.28	Bank Owned Life Insurance	32
4.29	EU Stock Purchase Agreement	32
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CB		33
5.1	Standard	33
5.2	Organization	33
5.3	Capitalization	34
5.4	Authority; No Violation	34
5.5	Consents	35
5.6	Financial Statements	35

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5.7	Taxes	36
5.8	No Material Adverse Effect	37
5.9	Ownership of Property; Insurance Coverage	37
5.10	Legal Proceedings	38
5.11	Compliance with Applicable Law	38
5.12	Employee Benefit Plans	39
5.13	Brokers, Finders and Financial Advisors	40
5.14	Environmental Matters	40
5.15	Loan Portfolio	41
5.16	Related Party Transactions	42
5.17	Board Approval	42
5.18	Risk Management Instruments	42
5.19	Fairness Opinion	43
5.20	Duties as Fiduciary	43
5.21	Employees; Labor Matters	43
5.22	CB Information Supplied	44
5.23	Internal Controls	44
5.24	CB Common Stock	44
5.25	Available Funds	45
ARTICLE VI COVENANTS OF FEDFIRST		45
6.1	Conduct of Business	45
6.2	Subsidiaries	49
6.3	Current Information	49
6.4	Access to Properties and Records	50
6.5	Financial and Other Statements	50
6.6	Maintenance of Insurance	51
6.7	Disclosure Supplements	51
6.8	Consents and Approvals of Third Parties	51
6.9	All Reasonable Efforts	51
6.10	Failure to Fulfill Conditions	51
6.11	No Solicitation	52
6.12	FedFirst ESOP Termination	52
6.13	FedFirst 401(k) Plan Termination	53
6.14	Stockholder Litigation	53
ARTICLE VII COVENANTS OF CB		53
7.1	Conduct of Business	53
7.2	Access to Properties and Records	54
7.3	Financial and Other Statements	54
7.4	Disclosure Supplements	55
7.5	Consents and Approvals of Third Parties	55
7.6	All Reasonable Efforts	55
7.7	Failure to Fulfill Conditions	55
7.8	Employee Matters	55
7.9	Directors and Officers Indemnification and Insurance	57
7.10	Stock Listing	58
7.11	Reservation of Stock	58
7.12	Communications to FedFirst Employees; Training	58
7.13	Exemption from Liability Under Section 16(b)	59
7.14	Amendment of Articles of Incorporation	59
ARTICLE VIII REGULATORY AND OTHER MATTERS		59
8.1	Meeting of Stockholders	59
8.2	Proxy Statement-Prospectus; Merger Registration Statement	60
8.3	Regulatory Approvals	60
ARTICLE IX CLOSING CONDITIONS		61
9.1	Conditions to Each Party’s Obligations Under this Agreement	61
9.2	Conditions to the Obligations of CB Under this Agreement	61

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9.3	Conditions to the Obligations of FedFirst Under this Agreement	62
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		63
10.1	Termination	63
10.2	Effect of Termination	64
10.3	Amendment, Extension and Waiver	65
ARTICLE XI MISCELLANEOUS		66
11.1	Confidentiality	66
11.2	Public Announcements	66
11.3	Survival	66
11.4	Notices	66
11.5	Parties in Interest	67
11.6	Complete Agreement	67
11.7	Counterparts	67
11.8	Severability	67
11.9	Governing Law	68
11.10	Interpretation	68
11.11	Specific Performance	68
11.12	Waiver of Trial by Jury	68

EXHIBITS

A	Form of Voting Agreement
B	Agreement and Plan of Bank Merger
C	Employment Agreement between Community Bank and Patrick G. O’Brien
D	Employment Agreement between Community Bank and Richard B. Boyer
E	Change in Control Agreement between Community Bank and Jennifer L. George

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 14, 2014, is entered into by and between CB Financial Services, Inc., a Pennsylvania corporation (“CB”), and FedFirst Financial Corporation, a Maryland corporation (“FedFirst”).

Recitals

1. The Board of Directors of each of CB and FedFirst (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and the shareholders of CB and the stockholders of FedFirst, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2. As a condition to the willingness of CB to enter into this Agreement, (i) all of the directors of FedFirst have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with CB (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of FedFirst Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement, and (ii) certain executive officers of FedFirst, FFSB and/or EU (as defined herein) each have entered into an employment agreement or a change in control agreement with Community Bank (as defined herein), substantially in the forms of Exhibits C, D and E hereto, to be effective upon the consummation of the Merger (as defined herein).

3. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

4. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of FFSB with and into Community Bank, with Community Bank as the surviving or resulting institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the PDOB, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Community Bank, FFSB, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Schedule” shall have the meaning set forth in Section 4.13.12.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.28.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“Cash Option Payment” shall have the meaning set forth in Section 3.4(b).

“CB” shall mean CB Financial Services, Inc., a Pennsylvania corporation with its principal offices located at 100 N. Market Street, Carmichaels, Pennsylvania 15320.

“CB Amendment” shall have the meaning set forth in Section 7.14.

“CB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“CB Common Stock” shall mean the common stock, par value $0.4167 per share, of CB.

“CB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by CB to FedFirst pursuant hereto.

“CB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition of CB as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CB for the years ended December 31, 2013 and 2012, and (ii) the unaudited interim consolidated financial statements of CB as of the end of each calendar quarter following December 31, 2013, and for the periods then ended.

“CB 401(k) Plan” shall mean the Community Bank 401(k) Profit Sharing Plan.

“CB Loan Property” shall have the meaning set forth in Section 5.14.2.

“CB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“CB Regulatory Reports” shall mean the Call Reports of Community Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by CB from December 31, 2013 through the Closing Date.

“CB Stock” shall have the meaning set forth in Section 5.3.1.

“CB Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by CB, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Community Bank.

“CB Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

 “Certificate” shall mean a certificate or book entry evidencing shares of FedFirst Common Stock.

“Claim” shall have the meaning set forth in Section 7.9.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall have the meaning set forth in the recitals.

“Community Bank” shall mean Community Bank, a Pennsylvania commercial bank with its principal office located at 100 N. Market Street, Carmichaels, Pennsylvania 15320, which is a wholly owned subsidiary of CB.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of December 4, 2013 between CB and FedFirst.

“Continuing Employees” shall have the meaning set forth in Section 7.8.1.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Director Agreements” shall have the meaning set forth in Section 7.8.5.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.7.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ESOP Termination Date” shall have the meaning set forth in Section 6.12.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by CB and FedFirst, which shall act as agent for CB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 3.1.10.

“EU” shall mean Exchange Underwriters, Inc., a Pennsylvania corporation with its principal office located at 121 West Pike Street, Canonsburg, Pennsylvania 15317, of which 80% of the issued and outstanding capital stock is owned by FedFirst Exchange.

“EU Stock Purchase Agreement” shall have the meaning set forth in Section 4.30.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FedFirst” shall mean FedFirst Financial Corporation, a Maryland corporation with its principal office located at 565 Donner Avenue, Monessen, Pennsylvania 15602.

 “FedFirst Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“FedFirst Common Stock” shall mean the common shares, par value $0.01 per share, of FedFirst.

 “FedFirst Disclosure Schedule” shall mean the collective written disclosure schedules delivered by FedFirst to CB pursuant hereto.

 “FedFirst ESOP” shall mean the First Federal Savings Bank Employee Stock Ownership Plan or any successor thereto.

“FedFirst Exchange” shall mean FedFirst Exchange Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of FFSB.

“FedFirst Financial Statements” shall mean (i) the audited consolidated statements of financial condition of FedFirst as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FedFirst for each of the years ended December 31, 2013 and 2012, as set forth in FedFirst’s annual report on Form 10-K for the year ended December 31, 2013 and (ii) the unaudited interim consolidated financial statements of FedFirst as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by FedFirst in the FedFirst SEC Reports.

“FedFirst 401(k) Plan” shall mean the First Federal Savings Bank Retirement Plan or any successor thereto.

“FedFirst Loan Property” shall have the meaning set forth in Section 4.15.2.

“FedFirst Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.9.

“FedFirst Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“FedFirst Regulatory Reports” shall mean the Call Reports of FFSB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by FedFirst from December 31, 2013 through the Closing Date.

“FedFirst Restricted Stock” shall have the meaning set forth in Section 3.4(c).

“FedFirst SEC Reports” shall have the meaning set forth in Section 4.26.

“FedFirst Severance Plan” shall mean the First Federal Savings Bank Employee Severance Compensation Plan, as amended as of the date hereof.

“FedFirst Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“FedFirst Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“FedFirst Stock” shall have the meaning set forth in Section 4.3.1

“FedFirst Stock Option” shall have the meaning set forth in Section 3.4(b).

“FedFirst Stock Plans” shall have the meaning set forth in Section 3.4(a).

“FedFirst Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by FedFirst, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of FFSB.

“FedFirst Termination Fee” shall have the meaning set forth in Section 10.2.2(D).

“FFSB” shall mean First Federal Savings Bank, a federally-chartered savings bank with its principal office located at 565 Donner Avenue, Monessen, Pennsylvania 15602, which is a wholly owned subsidiary of FedFirst.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“401(k) Plan Termination Date” shall have the meaning set forth in Section 6.13.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.2.

“Insurance Regulator” shall mean the Pennsylvania Insurance Department and any other Governmental Entity which has authority to regulate a Pennsylvania insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the senior officers and directors of such Person after reasonable inquiry.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to CB or FedFirst, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of CB and the CB Subsidiaries, taken as a whole, or FedFirst and the FedFirst Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either FedFirst or CB to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect:  (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to FedFirst or any FedFirst Subsidiary, on the one hand, or CB or any CB Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of FedFirst or any FedFirst Subsidiary on the one hand, or CB or any CB Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of CB or FedFirst, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“Merger” shall mean the merger of FedFirst with and into CB pursuant to the terms hereof.

“Merger Consideration” shall mean the Stock Consideration and the Cash Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of CB Common Stock to be offered to holders of FedFirst Common Stock in connection with the Merger.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Participant” shall have the meaning set forth in Section 7.8.5.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PDOB” shall mean the Pennsylvania Department of Banking and Securities.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Community Bank or FFSB, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.11.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean March 31, 2015.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1 Merger.

Subject to the terms and conditions of this Agreement, in accordance with the PBCL and the MGCL, at the Effective Time: (a) FedFirst shall merge with and into CB, with CB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of FedFirst shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FedFirst shall be vested in and assumed by CB.  As part of the Merger, each outstanding share of FedFirst Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2 Closing; Effective Time.

The closing of the Merger (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania, in accordance with the PBCL, and articles of merger with the Maryland State Department of Assessments and Taxation, in accordance with the MGCL, on the day of the Closing (the “Closing Date”).  The Merger shall be effective on the date and time specified in the articles of merger filed with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger filed with the Maryland State Department of Assessments and Taxation (the “Effective Time”).  A pre-closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

2.3 Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of CB as in effect immediately prior to the Effective Time (subject to the CB Amendment) shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4 Directors of the Surviving Corporation.

CB shall take all appropriate action, prior to the Closing Date, so that the number of directors constituting the Board of Directors of CB shall be increased by four so that, effective immediately after the Closing Date, John M. Swiatek shall be appointed to the class of directors whose terms expire at the annual meeting of shareholders to be held in 2015, Richard B. Boyer and Patrick G. O’Brien shall be appointed to the class of directors whose terms expire at the annual meeting of shareholders to be held in 2016, and John J. LaCarte shall be appointed to the class of directors whose terms expire at the annual meeting of shareholders to be held in 2017.  These four individuals, together with the directors of CB serving immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBCL and the MGCL.

2.6 Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, CB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for CB or Community Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the Federal income tax consequences of the Merger to CB, Community Bank, FedFirst, FFSB or to the holders of FedFirst Common Stock or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of FedFirst Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8 Bank Merger.

CB intends to cause the merger of FFSB with and into Community Bank, with Community Bank as the surviving or resulting institution.  Following the execution and delivery of this Agreement, (i) CB will cause Community Bank, and FedFirst will cause FFSB, to execute and deliver an agreement and plan of merger in respect of the Bank Merger, substantially in the form of Exhibit B hereto, (ii) CB, as the sole shareholder of Community Bank, shall approve the agreement and plan of merger in respect of the Bank Merger, and (iii) FedFirst, as the sole shareholder of FFSB, shall approve the agreement and plan of merger in respect of the Bank Merger.  The parties agree that the Bank Merger shall become effective immediately or as soon as practicable after the Effective Time.

2.9 Absence of Control.

It is the intent of the parties hereto that, until the Effective Time, CB, by reason of this Agreement, shall not be deemed to control, directly or indirectly, FedFirst or to exercise, directly or indirectly, a controlling influence over the management or policies of FedFirst.

ARTICLE III
CONVERSION OF SHARES

3.1 Conversion of FedFirst Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of CB, FedFirst or the holders of any of the shares of FedFirst Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1 Each share of CB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2 All shares of FedFirst Common Stock held in the treasury of FedFirst and each share of FedFirst Common Stock owned by CB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) and shares held by the FedFirst ESOP that are remitted to FedFirst prior to the Effective Time as contemplated by Section 6.13 shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3 Each outstanding share of FedFirst Common Stock with respect to which an election to receive CB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 1.1590 (the “Exchange Ratio”) of a share of CB Common Stock, subject to adjustment as provided in Section 3.1.10 and to the provisions of Section 3.2 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4 Subject to the provisions of Section 3.2, each outstanding share of FedFirst Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $23.00 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5 Each outstanding share of FedFirst Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6 Except as set forth in Section 3.1.2 or 3.1.7, upon the Effective Time, outstanding shares of FedFirst Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by FedFirst on such shares of FedFirst Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7 Each outstanding share of FedFirst Common Stock, the holder of which has perfected his right to dissent under the MGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  FedFirst shall give CB immediate notice upon receipt by FedFirst of any such demands for payment of the fair value of such shares of FedFirst Common Stock and of withdrawals of such notice and any other related communications (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and CB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. FedFirst shall not, except with the prior written consent of CB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.8 If any Dissenting Stockholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FedFirst Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of FedFirst Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.9 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of CB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to CB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CB.  In lieu of the issuance of any such fractional share, CB shall pay to each former holder of FedFirst Common Stock who otherwise would be entitled to receive a fractional share of CB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the volume weighted average price of a share of CB Common Stock for the twenty (20) trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of FedFirst Common Stock owned by a FedFirst Stockholder shall be combined so as to calculate the maximum number of whole shares of CB Common Stock issuable to such FedFirst Stockholder.

3.1.10 If CB changes (or the CB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.  If FedFirst changes (or the FedFirst Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of FedFirst Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2 Election Procedures.

3.2.1 Holders of record of FedFirst Common Stock may elect to receive shares of CB Common Stock or cash in exchange for their shares of FedFirst Common Stock.  The total number of shares of FedFirst Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of FedFirst Common Stock outstanding immediately prior to the Effective Time by (y) 0.65 (the “Stock Conversion Number”).  All other shares of FedFirst Common Stock shall be converted into Cash Consideration.

3.2.2 An election form and other appropriate customary transmittal material in such form as CB and FedFirst shall mutually agree (“Election Form”) will be mailed no more than forty (40) business days and no less than twenty (20) business days prior to the Election Deadline or on such earlier date as CB and FedFirst shall mutually agree (the “Mailing Date”) to each holder of record of FedFirst Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of FedFirst Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of FedFirst Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or CB Common Stock for such shares.  Holders of record of shares of FedFirst Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of FedFirst Common Stock held by each Representative for a particular beneficial owner.  Any shares of FedFirst Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of CB Common Stock.  CB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of FedFirst Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and FedFirst shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3 The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the FedFirst Stockholders Meeting and (ii) the date that CB and FedFirst shall agree is as near as practicable to five (5) business days prior to the expected Closing Date, or such other time and date as CB and FedFirst may mutually agree.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither CB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4 No later than five (5) business days after the later to occur of the Election Deadline or the Effective Time, CB shall cause the Exchange Agent to effect the allocation among holders of FedFirst Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5 If the aggregate number of shares of FedFirst Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6 If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3 Procedures for Exchange of FedFirst Common Stock.

3.3.1 CB to Make Merger Consideration Available.  Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FedFirst Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of CB Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of CB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2 Exchange of Certificates.  CB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who did not previously submit their Certificates with a completed Election Form a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FedFirst Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3 Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding FedFirst Common Stock shall have no rights, after the Effective Time, with respect to such FedFirst Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to CB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CB Common Stock represented by such Certificate.

3.3.4 Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5 Closing of Transfer Books.  From and after the Closing Date, there shall be no transfers on the stock transfer books of FedFirst of the FedFirst Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6 Return of Exchange Fund.  At any time following the nine (9) month period after the Effective Time, CB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to CB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither CB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8 Withholding.  CB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FedFirst Common Stock such amounts as CB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by CB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FedFirst Common Stock in respect of whom such deduction and withholding were made by CB or the Exchange Agent.

3.4 Stock Options and Other Stock-Based Awards.

(a) FedFirst Disclosure Schedule 3.4(a) lists each plan or arrangement sponsored by FedFirst under which stock options, restricted stock and other stock-based awards are granted (the “FedFirst Stock Plans”).

(b) Each stock option issued pursuant to a FedFirst Stock Plan as of the date hereof (a “FedFirst Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time shall be cancelled and converted into the right to receive from FedFirst immediately prior to the Effective Time a cash payment in an amount, subject to applicable Tax withholdings, equal to the product of (x) the number of shares of FedFirst Common Stock subject to the FedFirst Stock Option and (y) the amount by which the Cash Consideration exceeds the exercise price of the FedFirst Stock Option (the “Cash Option Payment”).  If the exercise price of a FedFirst Stock Option exceeds the Cash Consideration, then at the Effective Time such FedFirst Stock Option shall be cancelled without any payment made in exchange therefor.  Prior to the Effective Time, FedFirst shall take all actions as necessary to give effect to the transactions contemplated by this Section 3.4(b), including, without limitation, obtaining written consent from each option holder to the cancellation of the FedFirst Stock Options in exchange for the Cash Option Payment.

(c)             Each restricted stock award issued pursuant to a FedFirst Stock Plan as of the date hereof (“FedFirst Restricted Stock”) that is outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of FedFirst Common Stock that was formerly FedFirst Restricted Stock shall be entitled to receive the Stock Consideration in accordance with Section 3.1.3.

3.5 Reservation of Shares.

CB shall reserve for issuance a sufficient number of shares of the CB Common Stock for the purpose of issuing shares of CB Common Stock to the FedFirst stockholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FEDFIRST

FedFirst represents and warrants to CB as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as (i) set forth in the FedFirst Disclosure Schedule delivered by FedFirst to CB on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by FedFirst prior to the date hereof and on or after the date on which FedFirst filed with the SEC its annual report on Form 10-K for the year ended December 31, 2013, provided, however, that disclosure in any section of such FedFirst Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. FedFirst has made a good faith, diligent effort to ensure that the disclosure on each schedule of the FedFirst Disclosure Schedule corresponds to the section referenced herein. References to the Knowledge of FedFirst shall include the Knowledge of the FedFirst Subsidiaries.

4.1 Standard.

Except as set forth in the following sentence, no representation or warranty of FedFirst contained in this Article IV shall be deemed untrue or incorrect, and FedFirst shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4, 4.2.5 and the last sentence of each of Sections 4.2.1 and 4.2.2) and 4.3, which shall be true and correct in all material respects.

4.2 Organization.

4.2.1 FedFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA.  FedFirst has full corporate power and authority to carry on its business as now conducted.  FedFirst is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2 FFSB is a federally chartered savings bank duly organized and validly existing under the laws of the United States.  The deposits in FFSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FFSB when due.  FFSB is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

4.2.3 FedFirst Disclosure Schedule 4.2.3 sets forth each FedFirst Subsidiary and its jurisdiction of incorporation or organization.  Each FedFirst Subsidiary (other than FFSB) is a corporation, limited liability company or other legal entity as set forth on FedFirst Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each FedFirst Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4 The respective minute books of FedFirst, FFSB and each other FedFirst Subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

4.2.5 Prior to the date of this Agreement, FedFirst has made available to CB true and correct copies of the articles of incorporation or articles of association, as applicable, and bylaws or other governing documents of FedFirst, FFSB and each other FedFirst Subsidiary.

4.3 Capitalization.

4.3.1 The authorized capital stock of FedFirst consists of (i) 20,000,000 shares of FedFirst Common Stock and 10,000,000 shares of preferred stock, $0.01 par value (“FedFirst Preferred Stock” and collectively with FedFirst Common Stock, “FedFirst Stock”).  As of the date hereof, there are 2,315,810 shares of FedFirst Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) no shares of FedFirst Common Stock held by FedFirst as Treasury Stock, and (iii) no shares of FedFirst Preferred Stock outstanding.  FedFirst does not own, of record or beneficially, any shares of FedFirst Stock which are not Treasury Stock.  Neither FedFirst nor any FedFirst Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of FedFirst, or any other security of FedFirst or a FedFirst Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of FedFirst or a FedFirst Subsidiary or any other security of FedFirst or any FedFirst Subsidiary, other than shares of FedFirst Common Stock underlying the FedFirst Stock Options and FedFirst Restricted Stock.  FedFirst Disclosure Schedule 4.3.1sets forth: (x) the name of each holder of a FedFirst Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting schedule and expiration dates, and the exercise price relating to the options held, and (y) the name of each holder of FedFirst Restricted Stock, identifying the number of shares each such individual holds and the grant and vesting dates.  All shares of FedFirst Common Stock issuable pursuant to the FedFirst Stock Plans are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2 FedFirst owns all of the capital stock of each FedFirst Subsidiary other than EU, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the FedFirst Subsidiaries, FedFirst does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of FedFirst or any FedFirst Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of FFSB, including stock in the FHLB.

4.3.3 To FedFirst’s Knowledge, except as set forth in Schedules 13D or 13G filed with the SEC, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of FedFirst Common Stock.

4.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FedFirst’s stockholders may vote have been issued by FedFirst and are outstanding.

4.4 Authority; No Violation.

4.4.1 FedFirst has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by FedFirst’s stockholders (the “FedFirst Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by FedFirst and the completion by FedFirst of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of FedFirst. This Agreement has been duly and validly executed and delivered by FedFirst, and subject to FedFirst Stockholder Approval and the receipt of the Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by CB, constitutes the valid and binding obligation of FedFirst, enforceable against FedFirst in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2 Neither the execution and delivery of this Agreement by FedFirst, nor the consummation of the transactions contemplated hereby, nor compliance by FedFirst with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of FedFirst or FFSB; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FedFirst or FFSB or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FedFirst or FFSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FedFirst or FFSB is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Maryland Department of Assessments and Taxation, and (d) the receipt of FedFirst Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of FedFirst, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FedFirst, the completion by FedFirst of the Merger and the performance by FedFirst of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger.  FedFirst has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by FedFirst to result in a Material Adverse Effect on FedFirst and FFSB, taken as a whole, or CB and Community Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of FedFirst or FFSB, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6 Financial Statements.

4.6.1 The FedFirst Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

4.6.2 FedFirst has previously made available to CB the FedFirst Financial Statements.  The FedFirst Financial Statements fairly present in each case in all material respects

(subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FedFirst and the FedFirst Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3 At the date of the most recent consolidated statement of financial condition included in the FedFirst Financial Statements or in the FedFirst Regulatory Reports, FedFirst did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FedFirst Financial Statements or in the FedFirst Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7 Taxes.

FedFirst and the FedFirst Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code.  FedFirst, on behalf of itself and the FedFirst Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by FedFirst and the FedFirst Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  FedFirst and the FedFirst Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  FedFirst and the FedFirst Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The accrued but unpaid Taxes of FedFirst and the FedFirst Subsidiaries did not, as of the most recent FedFirst Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent FedFirst balance sheet (rather than in any notes thereto).  FedFirst and the FedFirst Subsidiaries are subject to Tax audits in the ordinary course of business.  FedFirst management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on FedFirst.  FedFirst and the FedFirst Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that FedFirst or any of the FedFirst Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed.  Neither FedFirst nor any of the FedFirst Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was FedFirst; or (ii) has any liability for the Taxes of any Person (other than FedFirst or any of the FedFirst Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against FedFirst or any FedFirst Subsidiary for any alleged deficiency in any Tax, and neither FedFirst nor any FedFirst Subsidiary has been notified in writing of any proposed Tax claims or assessments against FedFirst or any FedFirst Subsidiary.  FedFirst and the FedFirst Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  FedFirst and the FedFirst Subsidiaries have delivered to CB true and complete copies of all Tax Returns of FedFirst and the FedFirst Subsidiaries for taxable periods ending on or after December 31, 2010. Neither FedFirst nor any of the FedFirst Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b). Neither FedFirst nor any of the FedFirst Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither FedFirst nor any of the FedFirst Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.8 No Material Adverse Effect.

Since December 31, 2013, to FedFirst’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on FedFirst.

4.9 Material Contracts; Leases; Defaults.

4.9.1 Except as set forth on FedFirst Disclosure Schedule 4.9.1, neither FedFirst nor any FedFirst Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of FedFirst or any FedFirst Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of FedFirst or any FedFirst Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by FedFirst or any FedFirst Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $500,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FedFirst or any FedFirst Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FedFirst or any FedFirst Subsidiary; (v) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates FedFirst or any FedFirst Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by FedFirst or any FedFirst Subsidiary.

4.9.2 Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed on FedFirst Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to FedFirst’s Knowledge neither FedFirst nor any FedFirst Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to CB on or before the date hereof, and are in full force and effect on the date hereof.  Except as set forth on FedFirst Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FedFirst or any FedFirst Subsidiary or upon the occurrence of a subsequent event; (ii) requires FedFirst or any FedFirst Subsidiary to provide a benefit in the form of FedFirst Common Stock or determined by reference to the value of FedFirst Common Stock; or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4 Since December 31, 2013, through and including the date of this Agreement, except as set forth on FedFirst Disclosure Schedule 4.9.4, neither FedFirst or any FedFirst Subsidiary has: (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by FedFirst), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of FedFirst Common Stock or shares of capital stock of any FedFirst Subsidiary, or any right to acquire any shares of capital stock to any executive officer, director or employee of FedFirst or any FedFirst Subsidiary, other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the FedFirst Stock Plans; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of FedFirst or any FedFirst Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of FedFirst or any FedFirst Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10 Ownership of Property; Insurance Coverage.

4.10.1 FedFirst and each FedFirst Subsidiary has good and, as to real property, marketable title to all assets and properties owned by FedFirst or such FedFirst Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the FedFirst Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a FedFirst Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FedFirst and the FedFirst Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FedFirst and the FedFirst Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FedFirst Financial Statements.

4.10.2 With respect to all material agreements pursuant to which FedFirst or any FedFirst Subsidiary has purchased securities subject to an agreement to resell, if any, FedFirst or such FedFirst Subsidiary, as the case may be, has a lien or security interest (which to FedFirst’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 FedFirst and each FedFirst Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither FedFirst nor any FedFirst Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on FedFirst Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by FedFirst or any FedFirst Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years FedFirst and each FedFirst Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  FedFirst Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by FedFirst and each FedFirst Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3.  FedFirst has made available to CB copies of all of the policies listed on FedFirst Disclosure Schedule 4.10.3.

4.11 Legal Proceedings.

Except as disclosed on FedFirst Disclosure Schedule 4.11, neither FedFirst nor any FedFirst Subsidiary is a party to any, and there are no pending or, to FedFirst’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against FedFirst or any FedFirst Subsidiary, (ii) to which FedFirst or any FedFirst Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of FedFirst or any FedFirst Subsidiary to perform under this Agreement.

4.12 Compliance with Applicable Law.

Except as set forth on FedFirst Disclosure Schedule 4.12 and in Section 4.15:

4.12.1 To FedFirst’s Knowledge, FedFirst and each FedFirst Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FedFirst nor any FedFirst Subsidiary has received any written notice to the contrary.

4.12.2 FedFirst and each FedFirst Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FedFirst, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3 Since January 1, 2011, neither FedFirst nor any FedFirst Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that FedFirst or any FedFirst Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require FedFirst or any FedFirst Subsidiary, or indicating that FedFirst or any FedFirst Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of FedFirst or any FedFirst Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of FedFirst or any FedFirst Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither FedFirst nor any FedFirst Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.

4.13 Employee Benefit Plans.

4.13.1 FedFirst Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FedFirst, any FedFirst Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to FedFirst and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of FedFirst are eligible to participate (collectively, the “FedFirst Benefit Plans”).  Neither FedFirst nor any FedFirst Subsidiary has any written or oral commitment to create any additional FedFirst Benefit Plan or to materially modify, change or renew any existing FedFirst Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof. FedFirst has made available to CB true and correct copies of each FedFirst Benefit Plan.

4.13.2 All FedFirst Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on FedFirst Disclosure Schedule 4.13.2, each FedFirst Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and FedFirst is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of FedFirst, there exists no fact which would adversely affect the qualification of any of the FedFirst Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the FedFirst Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).  Neither FedFirst nor any FedFirst Subsidiary has engaged in a transaction, or omitted to take any action with respect to any FedFirst Benefit Plan that would reasonably be expected to subject FedFirst or any FedFirst Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 No FedFirst Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which FedFirst or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Neither FedFirst nor any ERISA Affiliate has ever maintained or contributed to any FedFirst Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither FedFirst nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.13.4 All material contributions required to be made under the terms of any FedFirst Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on FedFirst’s consolidated financial statements to the extent required by GAAP and Section 412 of the Code.  FedFirst and each FedFirst Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable FedFirst Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5 FedFirst has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to FedFirst Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To FedFirst’s Knowledge, records with respect to FedFirst Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To FedFirst’s Knowledge, neither FedFirst nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of FedFirst Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No FedFirst Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such FedFirst Benefit Plan is self-insured).

4.13.6 FedFirst has furnished or otherwise made available to CB true and complete copies of: (i) the plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable) for each written FedFirst Benefit Plan; (ii) a summary of each unwritten FedFirst Benefit Plan (if applicable); (iii) the annual report (Form 5500 series) for the three (3) most recent years for each FedFirst Benefit Plan (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each FedFirst Benefit Plan, including the total accrued and vested liabilities, all contributions made by FedFirst and any FedFirst Subsidiary and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the FedFirst Benefit Plans (if applicable); (vi) the most recent IRS determination letter with respect to each tax-qualified FedFirst Benefit Plan (or, for a FedFirst Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any FedFirst Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7 Except as set forth on FedFirst Disclosure Schedule 4.13.7, FedFirst has no liability for retiree health, life or disability insurance, or any retiree death benefits under any FedFirst Benefit Plan other than any benefits required under COBRA or similar state laws.  There has been no communication to employees by FedFirst or any FedFirst Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits.

4.13.8 Except as set forth on FedFirst Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance) becoming due to any director or any employee of FedFirst from FedFirst under any FedFirst Benefit Plan; (ii) increase any benefits otherwise payable under any FedFirst Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on FedFirst Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any FedFirst Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by FedFirst or any FedFirst Subsidiary that would not be deductible under Section 162(m) of the Code.

4.13.9 FedFirst Disclosure Schedule 4.13.9 identifies each FedFirst Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“FedFirst Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such FedFirst Non-qualified Deferred Compensation Plan as of March 31, 2014.  Each FedFirst Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no penalties pursuant to Section 409A of the Code may be imposed on participants in such plans.  All FedFirst Stock Options have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date of grant, within the meaning of Section 409A of the Code.

4.13.10 There is not, and has not been, any trust or fund maintained by or contributed to by FedFirst or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of FedFirst, has been threatened or is anticipated, against any FedFirst Benefit Plan (other than routine claims for benefits and appeals of such claims), FedFirst or any FedFirst Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any FedFirst Benefit Plan.

4.13.12 FedFirst Disclosure Schedule 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by FedFirst or any FedFirst Subsidiary for the benefit of officers, employees or directors of FedFirst or any FedFirst Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of September 1, 2014 and the Effective Time occurs on such date and based on other assumptions specified in such schedule.  No other individuals are entitled to benefits under any such plans.

4.13.13 FedFirst Disclosure Schedule 4.13.13 includes the amendment adopted by FFSB to the FedFirst Severance Plan contemporaneously with the execution of this Agreement.  Such amendment provides that any employee of FedFirst or any FedFirst Subsidiary, other than an employee who is a party to an individual employment agreement or change in control agreement  with FedFirst, FFSB and/or EU, whose employment is involuntarily terminated without cause within one year following the Effective Time, would receive a severance payment in an amount equal to two weeks of base salary or weekly wage rate then in effect for each completed year of service, subject to a minimum of four weeks and maximum of 26 weeks, and further subject to a minimum of 12 weeks if the employee has a job title of Assistant Vice President or higher with FedFirst or any FedFirst Subsidiary immediately prior to the Effective Time.

4.14 Brokers, Finders and Financial Advisors.

Neither FedFirst nor any FedFirst Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Mufson Howe Hunter & Company LLC by FedFirst and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Mufson Howe Hunter & Company LLC, setting forth the fee payable to Mufson Howe Hunter & Company LLC for its services rendered to FedFirst in connection with the Merger and transactions contemplated by this Agreement, is attached to FedFirst Disclosure Schedule 4.14.

4.15 Environmental Matters.

4.15.1 Except as set forth on FedFirst Disclosure Schedule 4.15, with respect to FedFirst and each FedFirst Subsidiary:

(A) To the Knowledge of FedFirst, each of FedFirst and the FedFirst Subsidiaries, and the FedFirst Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither FedFirst nor any FedFirst Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of FedFirst, no such action is threatened, before any court, governmental agency or other forum against them or any FedFirst Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by FedFirst, or any of the FedFirst Subsidiaries;

(C) To the Knowledge of FedFirst, the properties currently owned or operated by FedFirst or any FedFirst Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) To the Knowledge of FedFirst, there are no underground storage tanks on, in or under any properties owned or operated by FedFirst or any of the FedFirst Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by FedFirst or any of the FedFirst Subsidiaries except as in compliance with Environmental Laws; and

(E) During the period of (a) FedFirst’s or any of the FedFirst Subsidiaries’ ownership or operation of any of their respective current properties or (b) FedFirst’s or any of the FedFirst Subsidiaries’ participation in the management of any FedFirst Loan Property, to the Knowledge of FedFirst, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of FedFirst, prior to the period of (x) FedFirst’s or any of the FedFirst Subsidiaries’ ownership or operation of any of their respective current properties or (y) FedFirst’s or any of the FedFirst Subsidiaries’ participation in the management of any FedFirst Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither FedFirst nor any other FedFirst Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the FedFirst Subsidiaries, or with respect to any FedFirst Loan Property.

4.15.2 For purposes of this Section 4.15, “FedFirst Loan Property” means any property in which FedFirst or a FedFirst Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by FedFirst or a FedFirst Subsidiary.

4.16 Loan Portfolio.

4.16.1 The allowances for loan losses reflected in the notes to FedFirst’s audited consolidated statements of financial condition at December 31, 2013 and 2012 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2013 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2 FedFirst Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2014), by account, of: (A) each borrower, customer or other party which has notified FFSB during the past twelve (12) months of, or has asserted against FedFirst or FFSB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FedFirst, each borrower, customer or other party which has given FedFirst or FFSB any oral notification of, or orally asserted to or against FedFirst or FFSB, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2014 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4)  where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by FedFirst or FFSB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of FedFirst and FFSB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FedFirst’s and FFSB’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of FedFirst and FFSB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by FedFirst or FFSB free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17 Related Party Transactions.

Neither FedFirst nor any FedFirst Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FedFirst or any FedFirst Subsidiary, except as set forth on FedFirst Disclosure Schedule 4.17.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of FedFirst or any FedFirst Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither FedFirst nor any FedFirst Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18 Deposits.

Except as disclosed on FedFirst Disclosure Schedule 4.18, none of the deposits of FFSB as of March 31, 2014 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19 Board Approval.

The Board of Directors of FedFirst has determined that the Merger is fair to, and in the best interests of, FedFirst and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of FedFirst Common Stock, and directed that this Agreement be submitted to the holders of FedFirst Common Stock for their adoption.  The Board of Directors of FedFirst has taken all action so that CB and Community Bank will not be prohibited from entering into or consummating a business combination with FedFirst as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

4.20 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FedFirst’s own account, or for the account of one or more of FedFirst’s Subsidiaries or their customers, in force and effect as of March 31, 2014, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FedFirst, with counterparties believed to be financially responsible at the time; and to the Knowledge of FedFirst each of them constitutes the valid and legally binding obligation of FedFirst or such FedFirst Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither FedFirst nor any FedFirst Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.21 Fairness Opinion.

The Board of Directors of FedFirst has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Mufson Howe Hunter & Company LLC to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of FedFirst pursuant to this Agreement is fair to such stockholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Intellectual Property.

FedFirst and each FedFirst Subsidiary owns or, to FedFirst’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, and neither FedFirst nor any FedFirst Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others.  FedFirst and each FedFirst Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.23 Duties as Fiduciary.

FFSB (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time.  FFSB has not received notice of any claim, allegation, or complaint from any Person that FFSB failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in FedFirst’s Financial Statements. For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude FFSB’s capacity with respect to individual retirement accounts or the FedFirst Benefit Plans.

4.24 Employees; Labor Matters.

4.24.1 FedFirst Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of FedFirst and the FedFirst Subsidiaries as of March 31, 2014:  job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2 There are no labor or collective bargaining agreements to which FedFirst or any FedFirst Subsidiary is a party.  There is no union organizing effort pending or, to the Knowledge of FedFirst, threatened against FedFirst or any FedFirst Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FedFirst, threatened against FedFirst or any FedFirst Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FedFirst, threatened against FedFirst or any FedFirst Subsidiary (other than routine employee grievances that are not related to union employees).  FedFirst and each FedFirst Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  Neither FedFirst nor any FedFirst Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.24.3 To FedFirst’s Knowledge, all Persons who have been treated as independent contractors by FedFirst or any FedFirst Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.25 FedFirst Information Supplied.

The information relating to FedFirst and any FedFirst Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26 Securities Documents.

FedFirst has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“FedFirst SEC Reports”) required to be filed by it with the SEC since January 1, 2011.  As of their respective dates, the FedFirst SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the FedFirst SEC Reports has been incorporated by reference, the FedFirst SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  FedFirst has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the FedFirst SEC Reports.

4.27 Internal Controls.

4.27.1           The records, systems, controls, data and information of FedFirst and the FedFirst Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FedFirst or the FedFirst Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  FedFirst and the FedFirst Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  FedFirst has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the FedFirst Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

4.27.2           FedFirst has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of FedFirst:  (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.27.3           Since December 31, 2013, (i) neither FedFirst nor any of the FedFirst Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of FedFirst or any of the FedFirst Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FedFirst or any of the FedFirst Subsidiaries, whether or not employed by it or any of the FedFirst Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FedFirst or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.28 Bank Owned Life Insurance.

FedFirst and each FedFirst Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  FFSB has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

4.29 EU Stock Purchase Agreement.

FedFirst Disclosure Schedule 4.30 contains a copy of the definitive stock purchase agreement (the “EU Stock Purchase Agreement”), which has been executed concurrently with or immediately prior to the execution of this Agreement, pursuant to which FedFirst Exchange shall acquire all of the issued and outstanding capital stock of EU which FedFirst Exchange does not own as of the date of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CB

CB represents and warrants to FedFirst as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as set forth in the CB Disclosure Schedule delivered by CB to FedFirst on the date hereof, provided, however, that disclosure in any section of such CB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.  CB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the CB Disclosure Schedule corresponds to the Section referenced herein.  References to the Knowledge of CB shall include the Knowledge of Community Bank.

5.1 Standard.

Except as set forth in the following sentence, no representation or warranty of CB contained in this Article V shall be deemed untrue or incorrect, and CB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of each of Sections 5.2.1 and 5.2.2) and 5.3, which shall be true and correct in all material respects.

5.2 Organization.

5.2.1 CB is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA.  CB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 Community Bank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  The deposits in Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Community Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

5.2.3 CB Disclosure Schedule 5.2.3 sets forth each CB Subsidiary and its jurisdiction of incorporation or organization.  Each CB Subsidiary (other than Community Bank) is a corporation, limited liability company or other legal entity as set forth on CB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each CB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4 The respective minute books of CB, Community Bank and each other CB subsidiary accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5 Prior to the date of this Agreement, CB has made available to FedFirst true and correct copies of the articles of incorporation, charter or certificate of incorporation, as applicable, and bylaws or other governing documents of CB and Community Bank and each other CB Subsidiary. CB has amended and restated its bylaws to read in the form attached to CB Disclosure Schedule 5.2.5.

5.3 Capitalization.

5.3.1 The authorized capital stock of CB consists of (i) 35,000,000 shares of CB Common Stock and (ii) 5,000,000 shares of preferred stock, no par value per share (“CB Preferred Stock” and collectively with the CB Common Stock, the “CB Stock”).  As of the date hereof, there are (i) 2,630,879 shares of CB Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 291,884 shares of CB Common Stock held by CB in its treasury, (iii) no shares of CB Preferred Stock outstanding, and (iv) 11,100 shares of CB Common Stock reserved for issuance upon the exercise of outstanding stock options.  Community Bank does not own, of record or beneficially, any shares of CB Stock, other than shares held as treasury stock.  Neither CB nor any CB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of CB, or any other security of CB or an CB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of CB or an CB Subsidiary or any other security of CB or any CB Subsidiary, other than shares of CB Common Stock underlying the options granted pursuant to benefit plans maintained by CB.  All shares of CB Common Stock issuable pursuant to option plans maintained by CB are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2 CB owns all of the capital stock of each CB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the CB Subsidiaries and as set forth on CB Disclosure Schedule 5.3.2, CB does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of CB or any CB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Community Bank, including stock in the FHLB.

5.3.3 To CB’s Knowledge, except as set on CB Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of CB Common Stock.

5.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CB’s shareholders may vote have been issued by CB and are outstanding.

5.4 Authority; No Violation.

5.4.1 CB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by CB and the completion by CB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CB.  This Agreement has been duly and validly executed and delivered by CB, and subject to FedFirst Stockholder Approval and the receipt of the Regulatory Approval, and assuming due and valid execution and delivery of this Agreement by FedFirst, constitutes the valid and binding obligation of CB, enforceable against CB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2 Neither the execution and delivery of this Agreement by CB nor the consummation of the transactions contemplated hereby, nor compliance by CB with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of CB or any CB Subsidiary; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CB or any CB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CB or any CB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CB or any CB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Maryland Department of Assessments and Taxation, (d) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (e) approval of the application of the listing of CB Common Stock to be issued in the Merger on the NASDAQ Global Select Market and (f) the receipt of the FedFirst Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of CB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CB, the completion by CB of the Merger and the performance by CB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger.  CB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by CB to result in a Material Adverse Effect on CB and Community Bank, taken as a whole, or FedFirst and FFSB, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of CB and Community Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6 Financial Statements.

5.6.1 The CB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2 CB has previously made available to FedFirst the CB Financial Statements.  The CB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CB and the CB Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3 At the date of the most recent consolidated statement of financial condition included in the CB Financial Statements or in the CB Regulatory Reports, CB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7 Taxes.

5.7.1 CB and the CB Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code.  CB, on behalf of itself and the CB Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by CB and the CB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  CB and the CB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  CB and the CB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The accrued but unpaid Taxes of CB and the CB Subsidiaries did not, as of the most recent CB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent CB balance sheet (rather than in any notes thereto).  CB and the CB Subsidiaries are subject to Tax audits in the ordinary course of business.  CB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on CB.  CB and the CB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that CB or any of the CB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed.  Neither CB nor any of the CB Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was CB; or (ii) has any liability for the Taxes of any Person (other than CB or any of the CB Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against CB or any CB Subsidiary for any alleged deficiency in any Tax, and neither CB nor any CB Subsidiary has been notified in writing of any proposed Tax claims or assessments against CB or any CB Subsidiary.  CB and the CB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  CB and the CB Subsidiaries have delivered to FedFirst true and complete copies of all Tax Returns of CB and the CB Subsidiaries for taxable periods ending on or after December 31, 2010.  Neither CB nor any of the CB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b).  Neither CB nor any of the CB Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither CB nor any of the CB Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.7.2 Neither CB nor any of the CB Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8 No Material Adverse Effect.

Since December 31, 2013, to CB’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on CB.

5.9 Ownership of Property; Insurance Coverage.

5.9.1 CB and each CB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by CB or such CB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the CB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an CB Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  CB and the CB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CB and the CB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the CB Financial Statements.

5.9.2 With respect to all material agreements pursuant to which CB or any CB Subsidiary has purchased securities subject to an agreement to resell, if any, CB or such CB Subsidiary, as the case may be, has a lien or security interest (which to CB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3 CB and each CB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither CB nor any CB Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on CB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by CB or any CB Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years CB and each CB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. CB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by CB and each CB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. CB has made available to FedFirst copies of all of the policies listed on CB Disclosure Schedule 5.9.3.

5.10 Legal Proceedings.

Except as disclosed on CB Disclosure Schedule 5.10, neither CB nor any CB Subsidiary is a party to any, and there are no pending or, to the Knowledge of CB, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against CB or any CB Subsidiary, (ii) to which CB or any CB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of CB or any CB Subsidiary to perform under this Agreement.

5.11 Compliance with Applicable Law.

Except as set forth on CB Disclosure Schedule 5.11:

5.11.1 To CB’s Knowledge, CB and each CB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither CB nor any CB Subsidiary has received any written notice to the contrary.

5.11.2 CB and each CB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3 Since January 1, 2011, neither CB nor any CB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that CB or any CB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require CB or any CB Subsidiary, or indicating that CB or any CB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of CB or any CB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of CB or any CB Subsidiary. Neither CB nor any CB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Community Bank as to compliance with the CRA is “Satisfactory” or better.

5.12 Employee Benefit Plans.

5.12.1 CB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CB, any CB Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to CB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of CB are eligible to participate (collectively, the “CB Benefit Plans”).

5.12.2 All CB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on CB Disclosure Schedule 5.12.2, each CB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and CB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of CB, there exists no fact which would adversely affect the qualification of any of the CB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the CB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).  Neither CB nor any CB Subsidiary has engaged in a transaction, or omitted to take any action with respect to any CB Benefit Plan that would reasonably be expected to subject CB or any CB Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3 No CB Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which FedFirst or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Neither CB nor any ERISA Affiliate has ever maintained or contributed to any CB Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither CB nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.12.4 All material contributions required to be made under the terms of any CB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on CB’s consolidated financial statements to the extent required by GAAP and Section 412 of the Code.  CB and each CB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable CB Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.12.5 CB has complied in all material respects with the notice and continuation requirements of COBRA, and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to CB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To CB’s Knowledge, records with respect to CB Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To CB’s Knowledge, neither CB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of CB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No CB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such CB Benefit Plan is self-insured).

5.12.6 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of CB, has been threatened or is anticipated, against any CB Benefit Plan (other than routine claims for benefits and appeals of such claims), CB or any CB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any CB Benefit Plan.

5.13 Brokers, Finders and Financial Advisors.

Neither CB nor any CB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Keefe, Bruyette & Woods, Inc. by CB and the fee payable pursuant thereto.

5.14 Environmental Matters.

5.14.1 Except as set forth on CB Disclosure Schedule 5.14, with respect to CB and each CB Subsidiary:

(A) To the Knowledge of CB, each of CB and the CB Subsidiaries, and the CB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither CB nor any CB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of CB, no such action is threatened, before any court, governmental agency or other forum against them or any CB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by CB, or any of the CB Subsidiaries;

(C) To the Knowledge of CB, the properties currently owned or operated by CB or any CB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) To the Knowledge of CB, there are no underground storage tanks on, in or under any properties owned or operated by CB or any of the CB Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by CB or any of the CB Subsidiaries except as in compliance with Environmental Laws; and

(E) During the period of (a) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (b) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, to the Knowledge of CB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of CB, prior to the period of (x) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (y) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither CB nor any other CB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the CB Subsidiaries, or with respect to any CB Loan Property.

5.14.2 For purposes of this Section 5.14, “CB Loan Property” means any property in which CB or an CB Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by CB or an CB Subsidiary.

5.15 Loan Portfolio.

5.15.1 The allowances for loan losses reflected in the notes to CB’s audited consolidated statements of financial condition at December 31, 2013 and 2012 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2013 were, or will be, adequate, as of the dates thereof, under GAAP.

5.15.2 CB Disclosure Schedule 5.15.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2014), by account, of: (A) each borrower, customer or other party which has notified CB during the past twelve (12) months of, or has asserted against CB or Community Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CB, each borrower, customer or other party which has given CB or Community oral notification of, or orally asserted to or against CB or Community, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2014 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4)  where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by CB or Community Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.15.3 All loans receivable (including discounts) and accrued interest entered on the books of CB and Community Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CB’s and Community Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of CB and Community Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by CB or Community Bank free and clear of any liens.

5.15.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.16 Related Party Transactions.

Neither CB nor any CB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CB or any CB Subsidiary, except as set forth on CB Disclosure Schedule 5.16.  Except as described on CB Disclosure Schedule 5.16, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of CB or any CB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither CB nor any CB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.17 Board Approval.

The Board of Directors of CB determined that the Merger is fair to, and in the best interests of, CB and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby.  The Board of Directors of CB has taken all action so that FedFirst and FFSB will not be prohibited from entering into or consummating a business combination with CB as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

5.18 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CB’s own account, or for the account of one or more of CB’s Subsidiaries or their customers, in force and effect as of March 31, 2014, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the

Knowledge of CB, with counterparties believed to be financially responsible at the time; and to CB’s and each CB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of CB or such CB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CB nor any CB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.19 Fairness Opinion.

The Board of Directors of CB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration is fair, from a financial point of view, to CB.  Such opinion has not been amended or rescinded as of the date of this Agreement.

5.20 Duties as Fiduciary.

Except as disclosed on CB Disclosure Schedule 5.20, Community Bank (i) is not presently engaged in any line of business which requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time.  Community Bank has not received notice of any claim, allegation, or complaint from any Person that Community Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CB’s Financial Statements.  For purposes of this Section 5.20 the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Community Bank’s capacity with respect to individual retirement accounts or the CB Benefit Plans.

5.21 Employees; Labor Matters.

5.21.1 There are no labor or collective bargaining agreements to which CB or any CB Subsidiary is a party.  There is no union organizing effort pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary (other than routine employee grievances that are not related to union employees).  CB and each CB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  Neither CB nor any CB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.21.2 To CB’s Knowledge, all Persons who have been treated as independent contractors by CB or any CB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.22 CB Information Supplied.

The information relating to CB and any CB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.23 Internal Controls.

5.23.1 The records, systems, controls, data and information of CB and the CB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CB or the CB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  CB and the CB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  CB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the CB Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.23.2 CB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of CB; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.23.3 Since December 31, 2013, (i) neither CB nor any of the CB Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of CB or any of the CB Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CB or any of the CB Subsidiaries, whether or not employed by it or any of the CB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.24 CB Common Stock.

The shares of CB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and, subject to Section 7.14, not subject to preemptive rights.

5.25 Available Funds

Immediately prior to the Effective Time, CB will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.3.

ARTICLE VI
COVENANTS OF FEDFIRST

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of CB, which consent will not be unreasonably withheld, conditioned or delayed, FedFirst will, and it will cause each FedFirst Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2 Negative Covenants.  FedFirst agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by CB in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, it will not, and it will cause each of the FedFirst Subsidiaries not to:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B) change or waive any provision of its articles of incorporation (or charter in the case of FFSB) or bylaws, except as required by law;

(C) issue any shares of FedFirst Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FedFirst Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that FedFirst: (i) may issue shares of FedFirst Common Stock upon the valid exercise, in accordance with the information set forth on FedFirst Disclosure Schedule 4.3.1, of presently outstanding FedFirst Stock Options issued under the FedFirst Stock Plans; (ii) may issue up to 18,768 shares of restricted stock under the FedFirst Stock Plans; (iii) may permit the vesting of FedFirst Restricted Stock; (iv) shall continue to declare and pay regular quarterly cash dividends of no more than $0.08 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by FedFirst prior to the Effective Time and the payment thereof shall be coordinated with CB so that holders of FedFirst Common Stock do not receive dividends on both FedFirst Common Stock and CB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the FedFirst Common Stock or CB Common Stock received in the Merger in respect of such quarter); and (v) any FedFirst Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations), it being understood that immediately prior to the Effective Time EU will pay a dividend to its shareholders equal to year-to-date net income (after taxes); provided, however, that EU determines year-to-date net income (after taxes) in a manner consistent with the determinations made in prior years, provided, further, that at least three (3) business days prior to the payment of the dividend, EU affords CB the opportunity to review the methodology for determining the amount of the dividend, and provided, further that CB consents to the amount of the dividend, which consent shall not be unreasonable withheld, conditioned or delayed.

(D) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $50,000, except as contemplated by this Agreement;

(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) as may be required pursuant to commitments existing on the date hereof and set forth on FedFirst Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to this Agreement; (ii) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) (except to the extent such increase in excess of 4% is mandated by the terms of a relevant written plan currently in existence); or (iii) as otherwise contemplated by this Agreement.  Neither FedFirst nor any FedFirst Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000; provided, however, that a FedFirst Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $75,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither FedFirst nor any FedFirst Subsidiary shall hire any new employee without first seeking to fill any position internally;

(G) enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

(H) merge or consolidate FedFirst or any FedFirst Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of FedFirst or any FedFirst Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FedFirst or FFSB and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by FFSB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I) except for transactions with the FHLB, subject any asset of FedFirst or of any FedFirst Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating FedFirst or FFSB;

(K) waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which FedFirst or any FedFirst Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(L) purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $1,000,000; (iii) with a duration of not more than five (5) years; and (iv) otherwise in the ordinary course of business consistent with past practice;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on FedFirst Disclosure Schedule 6.1.2(M), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $2.0 million or (ii) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $2.0 million;

(N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or

other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any FedFirst Benefit Plan;

(S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as set forth on FedFirst Disclosure Schedule 6.1.2(S).

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless CB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from CB;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by FedFirst or any FedFirst Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to CB thereof prior to final sale;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of CB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of CB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2 Subsidiaries.

In accordance with the EU Stock Purchase Agreement, FedFirst shall cause FedFirst Exchange to become the owner of record of all of the issued and outstanding shares of capital stock of EU for total consideration not to exceed $1,200,000.

6.3 Current Information.

6.3.1 During the period from the date of this Agreement to the Effective Time, FedFirst will cause one or more of its representatives to confer with representatives of CB to inform CB regarding FedFirst’s operations at such times as CB may reasonably request.  FedFirst will promptly notify CB of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FedFirst or any FedFirst Subsidiary.  Without limiting the foregoing, senior officers of CB and FedFirst shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of FedFirst and the FedFirst Subsidiaries, and FedFirst shall give due consideration to CB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CB nor Community Bank shall under any circumstance be permitted to exercise control of FedFirst or any FedFirst Subsidiary prior to the Effective Time.

6.3.2 FedFirst and CB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of FedFirst to those used by CB, which planning shall include, but not be limited to, discussion of the possible termination by FedFirst of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FedFirst in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FedFirst shall not be obligated to take any such action prior to the Effective Time and, unless FedFirst otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time.  CB and Community Bank shall indemnify FedFirst for any reasonable out-of-pocket fees, expenses, or charges that FedFirst or any FedFirst Subsidiary may incur as a result of taking, at the request of CB or any CB Subsidiary, any action to facilitate the conversion.

6.3.3 FedFirst shall provide CB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans.  On a monthly basis, FedFirst shall provide CB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. FedFirst will promptly prepare and provide CB with the minutes of all FedFirst and FFSB officer and director loan committee meetings.

6.3.4 FedFirst shall promptly inform CB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FedFirst or any FedFirst Subsidiary under any labor or employment law.

6.4 Access to Properties and Records.

Subject to Section 11.1, FedFirst shall permit CB access upon reasonable notice and at reasonable times to its properties and those of the FedFirst Subsidiaries, and shall disclose and make available to CB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that FedFirst reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CB may have a reasonable interest; provided, however, that FedFirst shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FedFirst’s reasonable judgment, would interfere with the normal conduct of FedFirst’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.  FedFirst shall provide and shall request its auditors to provide CB with such historical financial information regarding it (and related audit reports and consents) as CB may reasonably request for Securities Law disclosure purposes.  CB shall use commercially reasonable efforts to minimize any interference with FedFirst’s regular business operations during any such access to FedFirst’s property, books and records.  FedFirst and each FedFirst Subsidiary shall permit CB, at CB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by FedFirst or any FedFirst Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by FedFirst or any FedFirst Subsidiary.

6.5 Financial and Other Statements.

6.5.1 Promptly upon receipt thereof, FedFirst will furnish to CB copies of each annual, interim or special audit of the financial statements of FedFirst and the FedFirst Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to FedFirst by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of FedFirst and the FedFirst Subsidiaries made by such accountants.

6.5.2 As soon as reasonably available, but in no event later than the date such documents are filed with the OCC or FRB, FedFirst will deliver to CB the FedFirst Regulatory Report filed by FedFirst or FFSB.  Within twenty-five (25) days after the end of each month, FFSB will deliver to CB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3 FedFirst shall permit CB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) Business Days prior to the date such documents are filed with the SEC. FedFirst promptly will advise upon receipt and permit review by CB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of FedFirst or FFSB.

6.5.4 With reasonable promptness, FedFirst will furnish to CB such additional financial data that FedFirst possesses and as CB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6 Maintenance of Insurance.

FedFirst shall use commercially reasonable efforts to maintain, and to cause the FedFirst Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by FedFirst and the FedFirst Subsidiaries as of the date of this Agreement and set forth on FedFirst Disclosure Schedule 4.10.3.  FedFirst will promptly inform CB if FedFirst or any FedFirst Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7 Disclosure Supplements.

From time to time prior to the Effective Time, FedFirst will promptly supplement or amend the FedFirst Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FedFirst Disclosure Schedule or which is necessary to correct any information in such FedFirst Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such FedFirst Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8 Consents and Approvals of Third Parties.

FedFirst shall use its commercially reasonable efforts, and shall cause each FedFirst Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9 All Reasonable Efforts.

Subject to the terms and conditions herein provided, FedFirst agrees to use, and agrees to cause each FedFirst Subsidiary to use, all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10 Failure to Fulfill Conditions.

If FedFirst determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CB.

6.11 No Solicitation.

From and after the date hereof until the termination of this Agreement, FedFirst shall not, and shall not authorize or permit any FedFirst Subsidiary or any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by FedFirst or any of the FedFirst Subsidiaries), directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or agree to or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of FedFirst from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the FedFirst Stockholders Meeting has occurred, furnishing information to, or engaging in discussions or negotiations with, any Person that makes an Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of FedFirst determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to FedFirst’s stockholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by FedFirst and did not otherwise result from a breach of this Section 6.11 by FedFirst (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit FedFirst from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders that the Board of Directors of FedFirst determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to FedFirst’s stockholders under applicable law, subject to compliance with the requirements of this Section 6.11.  FedFirst shall promptly, but in no event later than two (2) calendar days, notify CB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FedFirst or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. In addition, prior to furnishing any information to, or engaging in discussions or negotiations with, any such Person, FedFirst shall receive from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement.  For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FedFirst or any FedFirst Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FedFirst and the FedFirst Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FedFirst or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12 FedFirst ESOP Termination.

The FedFirst ESOP shall be terminated no later than three (3) Business Days prior to the Effective Time (the “ESOP Termination Date”).  On the ESOP Termination Date, FedFirst shall direct the FedFirst ESOP trustee(s) to remit a sufficient number of shares of FedFirst Common Stock held by the ESOP’s Unallocated Company Stock Suspense Account (as defined in Section 1.50 of the FedFirst ESOP) to FedFirst or any other lender (as applicable) to repay the full outstanding balance of the FedFirst

ESOP loan(s). All remaining shares of FedFirst Common Stock held by the FedFirst ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. As soon as practicable, FedFirst shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the FedFirst ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the FedFirst ESOP upon its termination, the account balances in the FedFirst ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. FedFirst and FFSB shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12. From the date of this Agreement until the ESOP Termination Date, contributions by FedFirst or any FedFirst Subsidiary to the FedFirst ESOP shall be made solely in accordance with the FedFirst ESOP loan amortization schedule(s) in effect as of the date of this Agreement.

6.13 FedFirst 401(k) Plan Termination.

The FedFirst 401(k) Plan shall be terminated immediately prior to the Effective Time (the “401(k) Plan Termination Date”).  As soon as practicable, FedFirst shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the FedFirst 401(k) Plan’s qualified status.  As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the FedFirst 401(k) Plan upon termination, the account balances in the FedFirst 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary may direct.  FedFirst and FFSB shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.13.

6.14 Stockholder Litigation.

FedFirst shall promptly notify CB of any stockholder litigation against FedFirst and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give CB the opportunity to participate at its own expense in the defense or settlement of any such litigation.  No such settlement shall be agreed to without CB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII
COVENANTS OF CB

7.1 Conduct of Business.

7.1.1 Covenants of CB.

(A) During the period from the date of this Agreement to the Effective Time, except with the written consent of FedFirst, which consent will not be unreasonably withheld, conditioned or delayed, CB will, and it will cause each CB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i)  change or waive any provision of its certificate of incorporation (or articles of organization in the case of Community Bank) or bylaws in any way adverse to the rights of FedFirst shareholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement;  (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B) Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

(C) CB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by FedFirst in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the CB Subsidiaries not to issue any shares of CB Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, except that CB may issue shares of CB Common Stock upon the valid exercise of presently outstanding options to acquire CB Common Stock.

7.2 Access to Properties and Records.

Subject to Section 11.1, CB shall permit FedFirst access upon reasonable notice and at reasonable times to its properties and those of the CB Subsidiaries, and shall disclose and make available to FedFirst during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that CB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FedFirst may have a reasonable interest; provided, however, that CB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in CB’s reasonable judgment, would interfere with the normal conduct of CB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.

7.3 Financial and Other Statements.

7.3.1 Promptly upon receipt thereof, CB will furnish to FedFirst copies of each annual, interim or special audit of the financial statements of CB and the CB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to CB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of CB and the CB Subsidiaries made by such accountants.

7.3.2 As soon as reasonably available, but in no event later than the date such documents are filed with the PDOB, FDIC or FRB, CB will deliver to FedFirst the CB Regulatory Report filed by CB or Community Bank.  Within twenty-five (25) days after the end of each month, CB will deliver to FedFirst a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.3.3 With reasonable promptness, CB will furnish to FedFirst such additional financial data that CB possesses and as FedFirst may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

7.4 Disclosure Supplements.

From time to time prior to the Effective Time, CB will promptly supplement or amend the CB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CB Disclosure Schedule or which is necessary to correct any information in such CB Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such CB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5 Consents and Approvals of Third Parties.

CB shall use its commercially reasonable efforts, and shall cause each CB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.6 All Reasonable Efforts.

Subject to the terms and conditions herein provided, CB agrees to use and agrees to cause each CB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.7 Failure to Fulfill Conditions.

If CB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FedFirst.

7.8 Employee Matters.

7.8.1 Except as otherwise provided in this Agreement, CB will review all the FedFirst Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time.  In the event that any FedFirst Benefit Plan is frozen or terminated by CB, CB will use best efforts so that the former employees of FedFirst or any FedFirst Subsidiary who become employees of CB or Community Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any CB Benefit Plan of similar character (to extent that one exists, other than any CB or CB Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement).  Continuing Employees who become participants in a CB Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of FedFirst or any FedFirst Subsidiary prior to the Effective Time.  This Agreement shall not be construed to limit the ability of CB or Community Bank to terminate the employment of any employee of FedFirst or FedFirst Subsidiary or to review any FedFirst Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by CB hereunder or by operation of law, CB or any CB Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of FedFirst or any FedFirst Subsidiary as of the Effective Time.

7.8.2 CB shall honor the terms of the change in control severance agreements listed on FedFirst Disclosure Schedule 4.13.1 unless superseded by an agreement entered into with CB or any CB Subsidiary.  The estimated amounts payable under such change in control severance agreements are provided in the Benefits Schedule.

7.8.3 CB shall honor the terms of the FedFirst Severance Plan, as amended as of the date hereof, provided, however that any employee of FedFirst or any FedFirst Subsidiary receiving a payment thereunder enters into a release of claims against CB, Community Bank and their affiliates in a form satisfactory to CB.  The estimated amounts payable under the FedFirst Severance Plan are set forth in the Benefits Schedule.

7.8.4 In the event of any termination of any FedFirst or any FedFirst Subsidiary health plan or consolidation of any such plan with any CB or Community Bank health plan, CB shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to CB and Community Bank employees.  Unless a Continuing Employee affirmatively terminates coverage under a FedFirst or FedFirst Subsidiary health plan prior to the time that such Continuing Employee becomes eligible to participate in the CB health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FedFirst or FedFirst Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CB or Community Bank and their dependents.  In the event of a termination or consolidation of any FedFirst or FedFirst Subsidiary health plan, terminated employees of FedFirst or any FedFirst Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of CB in accordance with COBRA.

7.8.5 FedFirst Disclosure Schedule 4.13.1 provides each individual (“Participant”) who has entered into a Director Fee Continuation Agreement with FedFirst or any FedFirst Subsidiary (collectively, the “Director Agreements”), and the projected accrued benefits payable thereunder are set forth in the Benefits Schedule.  CB shall on the Effective Time: (i) take such actions as permitted to irrevocably terminate the Director Agreements; and (ii) subject to the execution of an acknowledgment of payment agreement with CB and Community Bank in a form satisfactory to the parties, distribute to each Participant in accordance with the terms of the Director Agreements and Section 409A of the Code, a lump sum cash amount equal to the liquidation value of such Participant’s accrued benefit.  The liquidation value of each Participant’s accrued benefit under the Director Agreement to be paid at the Effective Time shall be determined by FedFirst and approved by CB by no later than five (5) business days prior to the Effective Time.

7.8.6 Executive Officers.  Community Bank shall take all appropriate action so that, immediately following the Effective Time: (i) Patrick G. O’Brien shall serve as Executive Vice President and Chief Operating Officer of Community Bank; and (ii) Richard B. Boyer shall serve as Vice President of Insurance of Community Bank.

7.8.7 Corporate Governance.  In addition to the obligations of CB set forth in Section 2.4, CB shall cause Community Bank, prior to the Closing Date, to take all appropriate action so that, effective immediately after the Closing Date, Patrick G. O’Brien, Richard B. Boyer, John J. LaCarte and John M. Swiatek shall be appointed to the Board of Directors of Community Bank, in each case until their respective successors are duly elected or appointed and qualified, and CB, as the sole shareholder of Community Bank, shall vote its shares of Community Bank in favor of the election of such persons as directors of Community Bank. The Board of Directors of CB shall appoint John L. LaCarte and John M. Swiatek to one or more of the Executive Committee, Nominating Committee, Audit Committee and Governance Committee.

7.8.8 FedFirst ESOP and FedFirst 401(k) Plan.  CB agrees to take all other actions necessary to complete the termination of the FedFirst ESOP and FedFirst 401(k) Plan, including filing final Form 5500s, that arise after the Effective Time.  CB agrees to permit participants in the FedFirst 401(k) Plan and/or FedFirst ESOP who are Continuing Employees to roll over their account balances from such plans to the CB 401(k) Plan, to the extent permitted by applicable law and in accordance with CB 401(k) Plan.  Prior to the Effective Time, CB or Community Bank shall take any necessary action, including amending the CB 401(k) Plan, to provide that: (i) all Continuing Employees are given service credit with FedFirst and the FedFirst Subsidiary for purposes of determining eligibility and vesting under the CB 401(k) Plan, and (ii) Continuing Employees who satisfy the eligibility requirements of the CB 401(k) Plan shall enter the CB 401(k) Plan immediately following the Effective Time.

7.9 Directors and Officers Indemnification and Insurance.

7.9.1 For six (6) years following the Effective Time, CB shall maintain directors’ and officers’ liability insurance covering the persons who are presently covered by FedFirst’s current directors’ and officers’ liability insurance policy with respect to actions, omissions, events or matters occurring prior to the Effective Time on terms which are at least substantially equivalent to the terms of said current policy; provided, however, that in no event shall CB be required to expend annually pursuant to this Section 7.9.1 more than an amount equal to 200% of the current annual amount expended by FedFirst with respect to such insurance, as set forth on FedFirst Disclosure Schedule 7.9.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CB shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount.  In lieu of the foregoing, CB, or FedFirst upon the consent of CB, which consent will not be unreasonably withheld, may obtain at or prior to the Effective Time a prepaid “tail” policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 450% of the annual premium most recently paid by FedFirst.  In connection with the foregoing, FedFirst agrees in order for CB to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.9.2 In addition to Section 7.9.1, CB shall, from and after the Effective Date, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of FedFirst and the FedFirst Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FedFirst or any FedFirst Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of CB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of FedFirst or any

FedFirst Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify CB (but the failure so to notify CB shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices CB). In the event of any such Claim (whether arising before or after the Effective Time) (1) CB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption CB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between CB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, CB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) CB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). CB shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

7.9.3 If either CB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CB shall assume the obligations set forth in this Section 7.9.

7.9.4 The obligations of CB provided under this Section 7.9 are intended to be enforceable against CB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of CB.

7.10 Stock Listing.

CB agrees to file, prior to the Effective Time, an application for the listing on the NASDAQ Global Market (or such other national securities exchange on which the shares of CB Common Stock shall be listed as of the Closing Date) of the shares of CB Common Stock to be issued in the Merger.

7.11 Reservation of Stock.

CB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of CB Common Stock to fulfill its obligations under this Agreement.

7.12 Communications to FedFirst Employees; Training.

CB and FedFirst agree that as promptly as practicable following the execution of this Agreement,

meetings with employees of FedFirst and the FedFirst Subsidiaries shall be held at such locations as CB and FedFirst shall mutually agree, provided that representatives of FedFirst shall be permitted to attend such meetings. CB and FedFirst shall mutually agree in advance as to the scope and content of all communications to the employees of FedFirst and the FedFirst Subsidiaries regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of CB shall be permitted to meet with the employees of FedFirst and the FedFirst Subsidiaries to discuss employment opportunities with CB, provided that representatives of FedFirst shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the FedFirst Stockholder Approval (disregarding any waiting period) have been obtained, CB shall also be permitted to conduct training sessions outside of normal business hours or at other times as FedFirst may agree, with the employees of FedFirst and the FedFirst Subsidiaries and may conduct such training seminars at any branch location of FFSB; provided that CB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with FFSB’s normal business operations.

7.13 Exemption from Liability Under Section 16(b).

Prior to the Effective Time, CB shall take all steps as may be required to cause any acquisitions of CB Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of FedFirst who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CB to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.14 Amendment of Articles of Incorporation.

As promptly as practicable following the execution of this Agreement, CB will take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of amending its Articles of Incorporation to remove Article 7 thereof (the “CB Amendment”).  The Board of Directors of CB shall recommend to CB’s shareholders the approval of the CB Amendment and use its best efforts to obtain the approval of CB’s shareholders.  In the event that approval is not obtained at such shareholder meeting, CB shall include a proposal to approve (and the Board of Directors shall recommend approval of) the CB Amendment at its first annual meeting of shareholders after the Closing Date.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1 Meeting of Stockholders.

FedFirst will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger (the “FedFirst Stockholders Meeting”), except as otherwise provided in this section, (ii) subject to the following sentence, in connection with the solicitation of proxies with respect to the FedFirst Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the FedFirst stockholders; and (iii) cooperate and consult with CB with respect to each of the foregoing matters.  The Board of Directors of FedFirst may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would reasonably be likely to constitute a breach of the fiduciary duties of such directors under applicable law.

8.2 Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1 For the purposes of (i) registering CB Common Stock to be offered to holders of FedFirst Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the FedFirst Stockholders Meeting, CB shall prepare, and FedFirst shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FedFirst to the FedFirst stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  CB shall provide FedFirst and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC.  Each of CB and FedFirst shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FedFirst shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders.  CB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FedFirst shall furnish all information concerning FedFirst and the holders of FedFirst Common Stock as may be reasonably requested in connection with any such action.

8.2.2 CB shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  CB will advise FedFirst promptly after CB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of CB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and CB will provide FedFirst with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FedFirst may reasonably request.

8.2.3 FedFirst and CB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, FedFirst shall cooperate with CB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and CB shall file an amended Merger Registration Statement with the SEC, and FedFirst shall mail an amended Proxy Statement-Prospectus to its stockholders.

8.3 Regulatory Approvals.

Each of FedFirst and CB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement.  FedFirst and CB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FedFirst or CB to any Bank Regulator or Governmental Entity in connection with the

Merger, Bank Merger and the other transactions contemplated by this Agreement. FedFirst shall have the right to review and approve in advance all characterizations of the information relating to FedFirst and any FedFirst Subsidiary which appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, FedFirst and CB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of FedFirst and CB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Stockholder Approval.  This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of the stockholders of FedFirst.

9.1.2 Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals.  All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement that would result in a Material Adverse Effect on CB or FedFirst.

9.1.4 Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5 Nasdaq Listing. The shares of CB Common Stock shall have been approved for listing on the Nasdaq Stock Market upon notice of issuance.

9.2 Conditions to the Obligations of CB Under this Agreement.

The obligations of CB to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by CB:

9.2.1 Representations and Warranties.  Each of the representations and warranties of FedFirst set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and FedFirst shall have delivered to CB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FedFirst as of the Closing Date.

9.2.2 Agreements and Covenants.  FedFirst and each FedFirst Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CB shall have received a certificate signed on behalf of FedFirst by the Chief Executive Officer and Chief Financial Officer of FedFirst to such effect dated as of the Closing Date.

9.2.3 No Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on FedFirst.

9.2.4 Tax Opinion.  CB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to CB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, FedFirst and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.5 Buy-Out of EU.  FedFirst Exchange shall have become the owner of record of all of the issued and outstanding capital stock of EU as set forth in Section 6.2.

9.3 Conditions to the Obligations of FedFirst Under this Agreement.

The obligations of FedFirst to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by FedFirst:

9.3.1 Representations and Warranties.  Each of the representations and warranties of CB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and CB shall have delivered to FedFirst a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of CB as of the Closing Date.

9.3.2 Agreements and Covenants.  CB and Community Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FedFirst shall have received a certificate signed on behalf of CB by the Chief Executive Officer and Chief Financial Officer of CB to such effect dated as of the Closing Date.

9.3.3 No Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on CB.

9.3.4 Tax Opinion.  FedFirst shall have received an opinion of Kilpatrick Townsend & Stockton LLP, special counsel to FedFirst, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, FedFirst and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FedFirst (except as otherwise indicated below):

10.1.1 By the mutual written agreement of CB and FedFirst;

10.1.2 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FedFirst) or Section 9.3.1 (in the case of a breach of a representation or warranty by CB);

10.1.3 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FedFirst) or Section 9.3.2 (in the case of a breach of covenant by CB);

10.1.4 By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by CB and FedFirst; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5 By either party, if the stockholders of FedFirst shall have voted at the FedFirst Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6 By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7 By CB if FedFirst has received a Superior Proposal and FedFirst has entered into an acquisition agreement with respect to the Superior Proposal or the Board of Directors of FedFirst has withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to CB.

10.1.8 By FedFirst if FedFirst has received a Superior Proposal and the Board of Directors of FedFirst has made a determination to accept such Superior Proposal; provided that FedFirst shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following CB’s receipt of written notice advising CB that FedFirst has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether FedFirst intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”).  After providing such Notice of Superior Proposal, FedFirst shall provide a reasonable opportunity to CB during the five (5)-day period to make such adjustments in the terms and conditions of this Agreement as would enable FedFirst to proceed with the Merger on such adjusted terms.  Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and FedFirst shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.2 Effect of Termination.

10.2.1 If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of CB’s willingness, and in order to induce CB to enter into this Agreement, and to reimburse CB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FedFirst hereby agrees to pay CB, and CB shall be entitled to payment of, $2,750,000 (the “CB Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by CB, as applicable, following the occurrence of any of the events set forth below:

(i) FedFirst terminates this Agreement pursuant to Section 10.1.8 or CB terminates this Agreement pursuant to Section 10.1.7; or

(ii) In the event that (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of FedFirst, (b) thereafter, this Agreement is terminated (1) by CB pursuant to Section 10.1.2 or 10.1.3 because of a breach by FedFirst or any FedFirst Subsidiary; (2) by CB pursuant to Section 10.1.4; or (3) by CB or FedFirst pursuant to Section 10.1.5 because of the failure of the stockholders of FedFirst to approve this Agreement at the FedFirst Stockholders Meeting and (c) within one (1) year after such termination, FedFirst enters into a definitive agreement relating to an Acquisition Proposal or the consummates an Acquisition Proposal.

(D) As a condition of FedFirst’s willingness, and in order to induce FedFirst to enter into this Agreement, and to reimburse FedFirst for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CB hereby agrees to pay FedFirst, and FedFirst shall be entitled to payment of, $2,750,000 (the “FedFirst Termination Fee”) by wire transfer of same day funds within three (3) Business Days after written demand for payment is made by FedFirst in the event that (i) a bona fide Acquisition Proposal with respect to CB has been publicly announced or otherwise made known to the senior management or Board of Directors of CB, (ii) thereafter, this Agreement is terminated (a) by FedFirst pursuant to Section 10.1.2 or 10.1.3 because of a breach by CB or any CB Subsidiary; or (b) by FedFirst pursuant to Section 10.1.4; and (iii) within one (1) year after such termination, CB enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal.

(E) FedFirst and CB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement.  The amounts payable by FedFirst and CB pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party if this Agreement is terminated on the bases specified in such section.

10.3 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of FedFirst), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of FedFirst, there may not be, without further approval of such stockholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to FedFirst’s stockholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI
MISCELLANEOUS

11.1 Confidentiality.

Except as specifically set forth herein, CB and FedFirst mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement.  The parties hereto agree that the Confidentiality Agreement shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

11.2 Public Announcements.

FedFirst and CB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FedFirst nor CB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

11.3 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to FedFirst, to:	Patrick G. O’Brien
President and Chief Executive Officer
FedFirst Financial Corporation
565 Donner Avenue
Monessen, Pennsylvania 15602

With required copies to:	Aaron M. Kaslow, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005

If to CB, to:	Barron P. McCune, Jr.
President and Chief Executive Officer
CB Financial Services, Inc.
90 West Chestnut Street
Washington, Pennsylvania 15301

With required copies to:	Eric Luse, Esq.
Victor L. Cangelosi, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 700
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5 Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for Sections 7.6.6, 6.7 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8 Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

11.10 Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11 Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

11.12 Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CB FINANCIAL SERVICES, INC.

/s/ Barron P. McCune, Jr.
Name: Barron P. McCune, Jr. Title: President and Chief Executive Officer

FEDFIRST FINANCIAL CORPORATION

/s/ Patrick G. O’Brien
Name: Patrick G. O’Brien Title: President and Chief Executive Officer

EXHIBIT A

April 14, 2014

Board of Directors
CB Financial Services, Inc.
100 N. Market Street
Carmichaels, Pennsylvania 15320

To the Board of Directors:

           The undersigned (“Stockholder”) is a director of FedFirst Financial Corporation (“FedFirst”) and the beneficial owner of shares of common stock of FedFirst (the “FedFirst Common Stock”).

           CB Financial Services, Inc. (“CB”) and FedFirst are considering the execution of an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which FedFirst would merge with and into CB (the “Merger”).  All terms used herein but not defined herein shall have the meaning set forth in the Merger Agreement.

           In order to induce CB to execute and deliver to FedFirst the Merger Agreement, Stockholder agrees and undertakes, solely in his or her capacity as a stockholder of FedFirst, and not in his or her capacity as a director or officer of FedFirst, as follows:

1.           This agreement (the “Agreement”) shall not apply to those shares of FedFirst Common Stock, if any, that (i) Stockholder may exercise voting or investment power as a fiduciary for others or (ii) as to which Stockholder does not have, directly or indirectly, sole voting power (collectively, the “Excluded Shares”).  As of the date hereof, the undersigned has sole voting power with respect to ___________ shares of FedFirst Common Stock, other than Excluded Shares, if any.

2.           While this Agreement is in effect Stockholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber any or all of his or her shares of FedFirst Common Stock, whether such shares are beneficially owned by the Stockholder on the date of the Agreement or are subsequently acquired, to any person other than in a Permitted Transfer (as hereinafter defined), or (b) deposit any shares of FedFirst Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of FedFirst Common Stock or grant any proxy with respect thereto, other than granting a proxy to other members of the Board of Directors of FedFirst to vote to approve the Merger Agreement and the Merger and matters related thereto.  For the purposes of this Agreement, “Permitted Transfer” means any of the following transfers: (i) a transfer by will or operation of law, in which case this Agreement shall bind the transferee, (ii) a transfer pursuant to any pledge agreement existing as of the date of this Agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) a transfer for estate or tax planning purposes, including any transfer to relatives, trusts and charitable organizations, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement, and (iv) a transfer made with the prior written consent of CB.

3.           While this Agreement is in effect Stockholder shall vote or cause to be voted all of the shares of FedFirst Common Stock that Stockholder shall be entitled to so vote (other than Excluded Shares), whether such shares are beneficially owned by the Stockholder on the date of this Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise (less any FedFirst Common Stock subsequently disposed of pursuant to a Permitted Transfer), for the approval of the Merger Agreement and the Merger at the FedFirst Stockholders Meeting and against any proposal that is an alternative to or in opposition to the Merger Agreement and the Merger.

4.           Stockholder acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief that may be available, CB shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.           This Agreement shall only apply to actions taken by the undersigned in his or her capacity as a stockholder of FedFirst and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of FedFirst.

6.           This Agreement shall automatically terminate upon the earlier of (i) receipt of the favorable vote of FedFirst’s stockholders with respect to the approval of the Merger Agreement and the Merger, or (ii) termination of the Merger Agreement in accordance with its terms.

7.           Nothing contained in this Agreement shall be deemed to vest in CB any direct or indirect ownership or incidence of ownership of or with respect to any of the FedFirst Common Stock. All rights, ownership and economic benefits of and relating to the FedFirst Common Stock shall remain and belong to the Stockholder and CB shall have no power or authority to direct the Stockholder in the voting of any of the FedFirst Common Stock or the performance by the Stockholder of its duties or responsibilities as a stockholder of FedFirst, except as otherwise provided herein.

8.           Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until and (a) this Agreement is executed by Stockholder and CB, and (b) the Merger Agreement is executed by the parties thereto.

[Signature page immediately follows]

           IN WITNESS WHEREOF, Stockholder has executed this agreement as of the date first above written.

Very truly yours,

Signature

Print Name

Accepted and agreed to as of the date first above written: CB Financial Services, Inc.

Barron P. McCune Jr. President and Chief Executive Officer

EXHIBIT B

AGREEMENT AND PLAN OF BANK MERGER

This Agreement and Plan of Bank Merger (“Agreement”) dated as of April __, 2014, is adopted and made by and between Community Bank, a Pennsylvania chartered commercial bank having its principal place of business in Carmichaels, Pennsylvania, and First Federal Savings Bank, a federal stock savings association having its home office in Monessen, Pennsylvania.

WITNESSETH:

WHEREAS, CB Financial Services, Inc. (“CB”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, owns all of the issued and outstanding shares of capital stock of Community Bank, consisting solely of shares of common stock, par value $0.4167 per share; and

WHEREAS, FedFirst Financial Corporation (“FedFirst”), a corporation organized and existing under the laws of the State of Maryland, owns all of the issued and outstanding shares of capital stock of First Federal Savings Bank, consisting solely of shares of common stock, par value $0.01 per share; and

WHEREAS, CB and FedFirst have entered into an Agreement and Plan of Merger, dated as of April 14, 2014 (the “Merger Agreement”), pursuant to which FedFirst would merge with and into CB, and CB would be the surviving or resulting entity (the “Parent Merger”); and

WHEREAS, the Merger Agreement provides that immediately or as soon as practicable after the consummation of the Parent Merger, First Federal Savings Bank would be merged with and into Community Bank, and Community Bank would be the surviving or resulting entity (the “Bank Merger”); and

WHEREAS, the respective Board of Directors of Community Bank and First Federal Savings Bank have deemed the Bank Merger, under and pursuant to the terms and conditions set forth in the Merger Agreement and herein, desirable, advisable and in the best interest of the respective institutions, and the respective Board of Directors of Community Bank and First Federal Savings Bank have adopted resolutions approving the execution and delivery of this Agreement by the undersigned officers.

NOW, THEREFORE, BE IT RESOLVED, that in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
Bank Merger

Subject to the terms and conditions of this Agreement, and in accordance with 12 U.S.C. §1828(c), 12 U.S.C. §1467a(s), 12 C.F.R. §152.13, 12 C.F.R. §163.22 and the applicable provisions of Chapter 16 of the Pennsylvania Banking Code of 1965, as amended, at the Effective Time (as hereinafter defined), First Federal Savings Bank shall be merged with and into Community Bank, and Community Bank shall be the surviving/resulting institution (Community Bank being hereinafter sometimes referred to as the “Resulting Bank.”).

ARTICLE II
Articles of Incorporation and Bylaws

The Articles of Incorporation and the Bylaws of Community Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Resulting Bank, in each case until amended in accordance with the provisions thereof and applicable law.

ARTICLE III
Board of Directors

At the Effective Time, the Board of Directors of the Resulting Bank shall be increased by four members and shall consist of those persons serving as directors of Community Bank immediately prior to the Effective Time as well as Patrick O’Brien, Richard Boyer, John LaCarte and John Swiatek.

ARTICLE IV
Capital Stock

At the Effective Time, the shares of capital stock of Community Bank issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and the rights of the holder thereof shall be unaffected.  At the Effective Time, the shares of capital stock of First Federal Savings Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, securities or other property shall be issued or delivered in exchange therefor.

ARTICLE V
Effective Time

The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Department of State of the Commonwealth of Pennsylvania (such date and time being herein referred to as the “Effective Time”).

ARTICLE VI
Principal Place of Business and Branch Offices

The principal place of business of the Resulting Bank shall be the principal place of business of Community Bank extant immediately prior to the Effective Time.  The branch offices of the Resulting Bank shall be the branch offices of Community Bank extant immediately prior to the Effective Time as well the home office and branch offices of First Federal Savings Bank extant immediately prior to the Effective Time.

ARTICLE VII
Liquidation Account

The liquidation account established by First Federal Savings Bank pursuant to the plan of conversion and reorganization adopted in connection with the conversion of FedFirst Financial Mutual Holding Company from a mutual holding company to stock holding company shall, to the extent required by applicable law and regulation, be assumed and maintained by Community Bank at and after the Effective Time in accordance with applicable law and regulation.

ARTICLE VIII
Conditions Precedent

Consummation of the Bank Merger is subject to this Agreement and the Bank Merger being adopted and approved by the written consent of FedFirst as the sole holder of all of the issued and outstanding shares of capital stock of First Federal Savings Bank and by the written consent of CB as the sole holder of all of the issued and outstanding shares of capital stock of Community Bank.  In addition, consummation of the Bank Merger shall be further conditioned and subject to: (i) the receipt of all applicable regulatory approvals, consents, non-objections, waivers and authorizations; (ii) the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania; and (ii) the consummation of the Parent Merger.

ARTICLE IX
Termination

This Agreement may be terminated by the mutual written consent of the parties hereto.  Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate, without any further action by the parties hereto, upon termination of the Merger Agreement.

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Bank Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:		COMMUNITY BANK

By:
Barron P. McCune, Jr. President and Chief Executive Officer

ATTEST:		FIRST FEDERAL SAVINGS BANK

By:
Patrick G. O’Brien President and Chief Executive Officer